                                                                    EXHIBIT 12.1



                            POST PROPERTIES, INC. (1)
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)



                                                   SIX MONTHS
                                                     ENDED
                                                    JUNE 30,              YEAR ENDED DECEMBER 31,
                                                   =========   =========================================================
                                                      1997        1996        1995        1994        1993        1992
                                                   ==========  ==========  ==========  ==========  =========   =========

Pre-tax income (loss) from continuing operations   $ 26,365 (2)$ 43,469 (2) $29,988 (2) $22,192 (2) $ 2,632    ($ 9,201)

Minority interest in the income of subsidiary
     with fixed charges                               5,751       9,984       8,429       6,951       1,935        --
                                                   --------    --------    --------    --------    --------    --------
                                                     32,116      53,453      38,417      29,143       4,567      (9,201)
                                                   --------    --------    --------    --------    --------    --------

Fixed charges:
  Interest incurred and amortization of debt
    discount and premium on all indebtedness         15,379      27,926      29,714      24,014      36,824      44,998
  Rentals (3)                                           652         939         678         637         574         461
                                                   --------    --------    --------    --------    --------    --------
Total fixed charges                                  16,031      28,865      30,392      24,651      37,398      45,459
                                                   --------    --------    --------    --------    --------    --------
Earnings before income taxes, minority interest
     and fixed charges                               48,147      82,318      68,809      53,794      41,965      36,258
Adjustment for capitalized interest                  (3,757)     (4,443)     (5,653)     (3,427)       (666)       (776)
                                                   ========    ========    ========    ========    ========    ========
Total earnings                                     $ 44,390    $ 77,875    $ 63,156    $ 50,367    $ 41,299    $ 35,482
                                                   ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges                      2.8         2.7         2.1         2.0         1.1          (4)
                                                   ========    ========    ========    ========    ========    ========



(1) The ratio of earnings to fixed charges is the same for Post Apartment Homes, L.P.
(2) Included in the pre-tax income from continuing operations is a non-recurring gain of $3,512 for the six months ended June 30, 1997 and $854, $1,746 and $1,494 for the years ended December 31, 1996, 1995 and 1994, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sale had not occurred, the ratio of earnings to fixed charges would have been 2.5 for the six months ended June 30, 1997, 2.7 for the year ended December 31, 1996 and 2.0 for the years ended December 31, 1995 and 1994.
(3) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for one lease for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.
(4)  The Company's earnings did not cover fixed charges by $9,977.